Exhibit 99.102(p)(1)

THE VICTORY PORTFOLIOS
THE VICTORY VARIABLE INSURANCE FUNDS
THE VICTORY INSTITUTIONAL FUNDS

CODE OF ETHICS

A.                                   Legal Requirements.

Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the “1940 Act”), makes it unlawful for any officer or Trustee (as well as other affiliated persons) of The Victory Portfolios, The Victory Variable Insurance Funds and The Victory Institutional Funds (collectively, the “Trusts”), in connection with the purchase or sale by such person of a security “held or to be acquired” by any investment portfolio of the Trusts (collectively, the “Funds”).

(1)           To employ any device, scheme or artifice to defraud a Trust or Fund;

(2)           To make any untrue statement of a material fact to a Trust or Fund or to omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made to the Trust or Fund, not misleading;

(3)           To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Trust or Fund; or

(4)           To engage in any manipulative practice with respect to a Trust or Fund.

B.                                     Certain Definitions.

(1)           “Access Person” means:

(a)                                  Any director, trustee, officer, general partner or Advisory Person of a Fund or of a Fund’s investment adviser;

(b)                                 Any director, officer or general partner of a principal underwriter (the “Distributor”) who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the Distributor acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities; or

(c)                                  any other person designated by the Compliance Officer to be an Access Person.

(2)           “Advisory Person” means:

(a)                                  Any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales; or

(b)                                 Any natural person in a control relationship to the Fund or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

(3)           “Beneficial Ownership” means

(a)                                  the receipt of benefits substantially equivalent to those of ownership through relationship, understanding, agreement, contract or other arrangements; or

(b)                                 the power to vest benefits substantially equivalent to those of ownership in oneself at once or at some future time.

Generally, a person will be regarded as having a direct or indirect Beneficial Ownership in securities held in his/her name, as well as in the name of a spouse, minor children who live with such person, any member of the person’s immediate family,(1) any other relative (parents, adult children, brothers, sisters, in-laws, etc.) whose investments the person directs or controls, whether they live together or not, and securities held by a trust or estate for the person’s benefit.  The definition of “Beneficial Ownership” will be interpreted with reference to the definition contained in the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such provisions may be interpreted by the Securities and Exchange Commission, except that the determination of direct or indirect Beneficial Ownership will apply to all securities which an Access Person has or acquires.

(4)           “Chief Compliance Officer” mean the Chief Compliance Officer of the Trusts.

(5)           “Compliance Officer” means the designated Compliance Officer of Victory Capital Management.

(6)           “Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, including all related securities, except that it does not include:

(a)                                  direct obligations of the government of the United States;

(1)           A person’s “immediate family” includes a spouse, child, mother, father, brother, sister, in-law or any other relative who lives in the same household as the person and is financially dependent upon the person.

(b)                                 bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(c)                                  shares issued by open-end investment companies.

(7)           “Covered Service Provider” means any investment adviser, sub-adviser, administrator, sub-administrator, fund accountant, fund sub-accountant, or principal underwriter of the Funds.

(8)           “Ethics Committee” means the Ethics Committee established by Victory Capital Management.

(9)           “Managed Account” means an account maintained with a broker-dealer or other financial intermediary in which securities are bought and sold on the Access Person’s behalf without the prior approval of the Access Person.

(10)         “Victory Capital Management” means Victory Capital Management Inc.

(11)         “Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

(12)         “Security held or to be acquired by a Fund” means:

(a)                                  Any Covered Security that, within the most recent 15 days:

(i)                                     is or has been held by a Victory Account; or

(ii)                                  is being or has been considered by a Victory Account or Victory Capital Management for purchase by the Victory Account(2), and

(b)                                 Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

(13)         “Victory Account” means any account managed by Victory Capital Management, including the Funds.

C.                                     Trust Policies.

(1)           No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(b) set forth above.

(2)           A security is “being considered for purchase or sale” when a recommendation to purchase such security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(2)           In keeping with the recommendations of the Board of Governors of the Investment Company Institute, the following general policies shall govern personal investment activities of Access Persons:

(a)                                  It is the duty of all Access Persons to place the interest of Fund shareholders first;

(b)                                 All Access Persons shall conduct personal securities transactions in a manner that is consistent with this Code of Ethics and that avoids any actual or potential conflict of interest or any abuse of a position of trust and responsibility; and

(c)                                  No Access Person of a Trust or of a Fund shall take inappropriate advantage of his or her position with the Trust or with a Fund.

(3)           No Access Person shall engage in any activity in contravention of the Policy Statement on Insider Trading, attached hereto as Exhibit A.

D.                                    Reports by Access Persons.

(1)           Initial Certification.  Each Access Person shall submit an initial report in the form attached hereto as Exhibit B (“Initial Certification of Access Persons”) to the Trust’s Compliance Officer no later than 10 days after becoming an Access Person.

(2)           Quarterly Transaction Reports.  Each Access Person shall submit to the Fund’s Compliance Officer a Securities Transaction Report (Exhibit C) showing all transactions in Covered Securities in which the person has, or by reason of such transaction acquires Beneficial Ownership.  Such reports shall be filed no later than 10 days after the end of each calendar quarter.

(3)           Annual Holdings Report.  Each Access Person shall submit to the Compliance Officer annually (as of each December 31) an Annual Asset Certification of Access Persons (Exhibit D), listing all holdings of Covered Securities in which he or she has a direct or indirect Beneficial Ownership interest.  Access Persons must submit the Annual Report and certification no later than January 30 of each year.

(4)           Exceptions from Reporting Requirements.

(a)                                  Trustee and Chief Compliance Officer Exceptions.

(i)                                     A Trustee or Chief Compliance Officer need not make either an initial holdings report under paragraph (1) of this Section D or an annual holdings report under paragraph (3) of this Section D, so long as the Trustee or Chief Compliance Officer has not been employed by a Covered Service Provider within the Trust’s last two recently completed fiscal years.

(ii)                                  Although all Access Persons (except as otherwise provided in this Code of Ethics) must submit a quarterly transaction report under paragraph (2) of this Section D, a Trustee or Chief Compliance Officer need not report any transaction in a Covered Security unless the Trustee or Chief Compliance Officer knew or, in the ordinary course of fulfilling his or her official duties as a Trustee or Chief Compliance Officer, should have known that during the 15-day period immediately before or after such a transaction, a Fund purchased or sold the Covered Security, or the Fund or its investment adviser considered purchasing or selling the Covered Security.

(b)                                 An Access Person need not make a report under this Section D with respect to transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control.

(c)                                  An assistant officer of a Fund who is not an employee of a Covered Service Provider or its affiliates shall not be considered an Access Person for purposes of this Section D.

(d)                                 An Access Person need not make a quarterly transaction report under paragraph (2) of this Section D if the report would duplicate information contained in broker trade confirmations or account statements received by the Trust, investment adviser or principal underwriter with respect to the Access Person in the time period required by paragraph (2) of this Section D, if all of the information required by that paragraph is contained in the broker trade confirmations or account statements, or in the records of the Fund, investment adviser or principal underwriter.

(e)                                  An Access Person need not make a report under Section D with respect to Covered Securities owned or transacted through a Managed Account.  To qualify for this exception, the Access Person must indicate on the quarterly reporting form (Exhibit B) that he or she maintains a Managed Account.  The Access Person must inform the Compliance Officer on a timely basis of any changes to the status of the Managed Account.

E.                                      Procedures.

(1)           The Compliance Officer shall notify each Access Person required to submit reports pursuant to this Code of Ethics that such person is subject to this reporting requirement and shall deliver a copy of this Code of Ethics to such person.

(2)           The Compliance Officer shall report to the Board of Trustees of the Trust (the “Board”):

(a)                                  at the next meeting following the receipt of any Securities Transaction Report with respect to each reported transaction in a security which was held or acquired by a Trust or a Fund within 15 days before or after the date of the reported transaction or at a time when, to the knowledge of the Compliance Officer, a Trust, a Fund or the investment adviser for the Trust or a Fund, was considering the purchase or sale of such security;

(b)                                 any transaction not required to be reported to the Board by operation of subparagraph (a) that the Compliance Officer believes may nonetheless constitute a violation of this Code of Ethics; and

(c)                                  any apparent violation of any reporting requirement hereunder.

(3)           The Board shall consider reports made to it hereunder and shall determine whether any of the provisions of this Code of Ethics have been violated, and what sanctions, if any, should be imposed.

(4)           An Access Person, other than the Chief Compliance Officer (provided the Chief Compliance Officer has not been employed by a Covered Service Provider within the Trusts’ last two recently completed fiscal years), who is an “interested person” (as defined in the 1940 Act) or an employee of a Covered Service Provider shall be subject to the Covered Service Provider’s Code of Ethics, and not this Code of Ethics, provided that:

(a)                                  The Board, including a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trusts, approves the Covered Service Provider’s Code of Ethics; and

(b)                                 The Covered Service Provider, no less frequently than once a year, presents a report to the Board that:

(i)                                     summarizes its existing procedures concerning personal investing and any changes in the procedures made since the last report;

(ii)                                  identifies any violations requiring significant remedial action since the last report and describes the sanctions imposed;

(iii)                               identifies any recommended changes in its existing restrictions or procedures based upon its experience, evolving industry practices or developments in applicable laws or regulations; and

(d)                                 certifies that it has adopted procedures reasonably necessary to prevent Access Persons from violating its Code of Ethics.

(5)           The Board shall review the operation of this Code of Ethics at least once a year.  To that end, an appropriate officer of each Trust shall, no less frequently than once a year, present a report to the Board that:

(a)                                  summarizes existing procedures of the Trust and its Covered Service Providers concerning personal investing and any changes in the procedures made since the last report;

(b)                                 identifies any violations requiring significant remedial action since the last report and describes the sanctions imposed;

(c)                                  identifies any recommended changes in existing restrictions or procedures of the Trust or its Covered Service Providers based upon the experience of the Trust or its investment advisers, evolving industry practices or developments in applicable laws or regulations; and

(d)                                 certifies that the Trust has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

(6)           This Code of Ethics, a copy of each Securities Transaction Report by an Access Person, any written report submitted hereunder required by the Ethics Committee, any written reports from Covered Service Providers submitted hereunder, and lists of all persons required to make reports shall be preserved with the Trust records for the period required by Rule 17j-1(f) under the 1940 Act.

Adopted:	February 23, 1999

Revised:	August 10, 2000
February 6, 2001
August 8, 2001 (Changed Key Asset Management to Victory Capital Management)
May 18, 2004 (The Victory Institutional Funds added)
November 30, 2006
February 8, 2007
November 30, 2011

EXHIBIT A

THE VICTORY PORTFOLIOS

THE VICTORY VARIABLE INSURANCE FUNDS

THE VICTORY INSTITUTIONAL FUNDS

Policy Statement on Insider Trading

I.                                         Introduction

This Policy Statement has been established to aid Trustees and other persons associated with The Victory Portfolios (“VP”), The Victory Variable Insurance Funds (“VVIF”), The Victory Institutional Funds (“VIF”) (collectively, the “Funds”) in detecting and preventing “insider trading.”

As a matter of corporate policy, the Funds strive to prevent its Access Persons(1) from:

•                                          trading while in possession of material, non-public information (“inside information”),

•                                          communicating inside information to others for their use in trading (“tipping”), or

•                                          recommending securities based on inside information.

These activities are considered “insider trading.”  Insider trading is not only unethical; it is also illegal.

To promote their policy against insider trading, The Funds have adopted this Policy Statement.  This Policy Statement applies to the conduct of all Access Persons, whether they are permanent or temporary employees, whether they are employees or independent contractors, and whether or not their conduct is within the scope of their responsibilities for the Funds.

Access Persons who participate in or have access to inside information concerning the investment decisions for the Funds are subject to additional restrictions, which are described in the Code of Ethics of the Funds and other service providers, including VCM, and in VCM’s policies concerning insider trading.  Nothing contained in this Policy Statement changes your responsibilities and obligations under a Code of Ethics if you are covered by it.

You have received a copy of this Policy Statement because you are an Access Person.  You must read and understand this Policy Statement.  If you fail to comply with this Policy Statement, you could face substantial personal, civil or criminal liability.

(1)  “Access Persons” is defined in the Funds’ Code of Ethics.

Revised November 2011

If you have any questions regarding this Policy Statement, please call the CCO, Fund counsel or counsel to the Independent Trustees.

II.                                     Summary of the Law of Insider Trading

The following general discussion is intended as a guide to help you understand how to avoid insider trading.

Whether or not the law would view a particular action as insider trading may require a detailed analysis of the specific facts involved in your particular case.  Before you take any action that you believe may be considered insider trading under the law, you should consult with the CCO, Fund counsel or counsel to the Independent Trustees.

The law concerning insider trading is continuously evolving.  Generally, the law prohibits:

•                                          Trading by an insider(2) or other fiduciary while in possession of inside information;

•                                          Trading by a person who is not an insider while in possession of inside information if the information was (a) obtained as the result of a violation of a duty to keep it confidential, (b) was misappropriated, or (c) involves a tender offer;

•                                          Communicating inside information to other persons in violation of a duty to keep it confidential; and

•                                          Recommending trades to third parties based in inside information.

Some of the key concepts of insider trading are discussed below.  For purposes of the discussion, the term “tipping” includes communicating material, nonpublic information to others both directly and indirectly through recommendations.

A.                                    What Is Inside Information?

Inside information generally is non-public information about an issuer that an individual uses to obtain a price advantage in trading the securities of that issuer.  For information to be considered “inside” information, and therefore subject to the insider trading laws, it need not originate from within a company or even relate to its internal operations.

For example, in Carpenter v. U.S., a court found a reporter from The Wall Street Journal to be criminally liable for tipping others about newspaper column stories that were about

(2)  The term “insider” includes persons who, by virtue of their position or relationship with a company, owe a duty of loyalty and confidentiality.  Examples of insiders include such classic insiders as officers and directors, as well as “quasi-insiders,” such as outside lawyers and accountants whose duty of loyalty and confidentiality results from their employment relationship with the company.  See Section II.C.1 of this Policy Statement, “Corporate Insiders,” below.

to be published on various companies.  The reporter disclosed to others the dates on which reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not, knowing that it was likely that they would trade on the basis of that information.  The court found that the information belonged to the newspaper and therefore the reporter and those he told misappropriated the information.(3)

Similarly, information about a third party’s plans to launch a hostile tender offer for a company’s shares or a Federal Reserve Board decision to alter interest rates may be considered “inside” information.  To come within the law, the information must be “material” and “non-public.”

B.                                    When Is Information Material?

To be liable for trading on or tipping inside information, the information must be “material.”  Material information generally refers to information that a reasonable investor would be reasonably likely to consider important in making an investment decision.(4)  Information that is likely to affect the price of a company’s securities is material.  Whether information is material depends on all the facts and circumstances.  You could consider material information to include, among other things, information concerning dividend decisions, earnings estimates, changes in previously released earnings estimates, merger acquisition proposals or agreements, the sale of a division, developments concerning litigation, liquidity problems, bankruptcy filings, important inventions or discoveries, and extraordinary management developments, such as the firing of a senior officer.  Information can be material even if it does not relate to a company’s business.

C.                                    Who Is Under a Duty to Avoid Trading or Tipping?

The issue of who has a duty is complex.  Generally speaking, you should assume that anyone who has material, non-public information has a duty not to trade on it or tip it to others for trading.  Keep in mind that “tipping” includes not only directly communicating information, but also making recommendations to others based on it (even if the information is not directly disclosed).  If you believe that you may be entitled to use material, non-public information that has come into your possession, either for yourself, a client, the firm, or some other person, you must seek guidance from the CCO, Fund counsel or counsel to the Independent Trustees before you take any action.

1.                                       Corporate Insiders

Corporate insiders are always under a duty to refrain from trading in the shares of their company while in possession of inside information or tipping such information to others for their trading purposes.  The concept of “insider” is broad.  It includes officers, directors, and employees of the issuer of the security being traded.  It also includes “temporary insiders.”  A person can become a “temporary insider” of a company if he or she enters into a special confidential relationship with the issuer and, as a result, is given access to information solely for

(3)  Carpenter v. U.S., 108 S.Ct. 316 (1987); aff’d 484 U.S. 19 (1987).

(4)  TSC Industries, Inc. v. Northway, Inc., 426 U.S. 438 (1976).

the issuer’s purposes.  Temporary insiders can include, among others, attorneys, accountants, consultants, investment bankers, and bank lending officers as well as employees of a company’s major vendors or material business partners.

2.                                       Tippees

People who receive inside information from others should consider themselves “tippees.”  “Tippees” of corporate insiders have a duty to refrain from trading on or tipping inside information if they are aware or should have been aware that their insider sources violated a fiduciary duty in communicating the information to them.(5)  This means that if you receive inside information from a person at a company, you cannot trade securities of that company or tip the inside information to a third party.

In the “tippee” situation, the law deems an insider to have violated a fiduciary duty only if the insider personally benefits, directly or indirectly, from the disclosure.  However, the concept of a personal benefit is broad.  The tippee could be liable if the prosecution shows that the insider has received or will receive some direct compensation, or if the relationship between the insider and tippee suggests a quid pro quo or a pure gift to the tippee with no expectation of receiving anything in return.

In SEC v. Warde, the Second Circuit Court of Appeals upheld tippee liability based upon the gift theory.(6)  In this case, A, the defendant, was a good friend of B, and Director of Company X.  B told A that Company X was discussing various options concerning its future.  A large conglomerate ultimately acquired Company X.  Both A and B profited from warrants they purchased when Company X was in negotiations to be acquired.  The court found that A was liable for insider trading based on the theory that he was a “tippee” of B.  A appealed, claiming, among other things, that B, the “tipper”, had not received any “benefit” in giving A the information.  The court disagreed, holding that a tip to a friend resembles trading by the insider followed by a gift of the profits to the recipient.  Therefore, the tipper indirectly benefited.

There is no distinction between receiving inside information in a personal relationship as opposed to a professional relationship.  The SEC takes the position that if you receive inside information in a confidential personal relationship, when the person confiding the information has a reasonable expectation that you will keep the information private, and you tip that information or trade securities that are the subject of that information, then you have violated insider trading laws.(7)  The SEC codified this position in Rule 10b5-2.

3.                                       Other Outsiders

There are two other ways that non-insiders can acquire a duty to avoid trading or tipping non-public information.

(5)  Dirks v. SEC, 463 U.S. 646 (1983)

(6)  SEC v. Warde, 151 F.3d 42 (2nd Cir. 1998)

(7)  SEC v. McDermott, No. 99 Civ. 12256 (S.D.N.Y. filed December 21, 1999).

The first is under the so-called “misappropriation” theory.  Under this theory, a person commits fraud in violation of federal securities laws (Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5) by “misappropriating” material nonpublic information for securities trading purposes, in breach of a duty of loyalty and confidence.  Under the misappropriation theory, prosecutors can reach a wide variety of individuals who have no connection with the issuer of the securities being traded.

For example, in U.S. v. O’Hagan, a partner of a law firm who represented a company that was planning a takeover was convicted for purchasing options on the shares of the target.(8)  Similarly, in the Carpenter case, which we discuss above, the Supreme Court upheld a conviction of a newspaper columnist under the misappropriation theory.  The court held that the columnist defrauded The Wall Street Journal when he used the mails and the telephone to communicate information about upcoming stories about public companies to trade in the stock of those companies.  The court considered the information to be the property of the newspaper.

Rule 10b5-2 clarified the previously uncertain question of whether family members or other third parties are liable if they trade on insider information learned in the normal course, without having promised to keep the information confidential.  Rule 10b5-2 states that a person who receives confidential information owes a duty of trust or confidence to the source of the information if:

•                  The recipient of the information agrees to maintain the information in confidence;

•                  The recipient and his source have a history, pattern or practice of sharing confidences, and the recipient knows or reasonably should know that the person communicating the information expects that he will keep the information confidential; or

•                  The source of the information is a spouse, parent, child, or sibling, unless it can be shown alternatively that there was no reasonable expectation of confidentiality with respect to that family member.

The second basis for outsider liability involves trading on inside information in connection with a tender offer.(9)  Rule 14e-3 generally makes it unlawful for anyone who learns about a tender offer before its announcement to trade or tip others about the tender offer.  Therefore, even if you are not an insider or a tippee and do not possess “misappropriated” information, you may be prohibited from trading while in possession of the information (or tipping the information) if the information relates to a tender offer.

(8)  U.S. v. O’Hagan, 521 U.S. 642 (1997), see also, SEC v. J. Thomas Talbot, 2008 WL 2574513 (9th Cir. June 30, 2008) (where a director was held liable for misappropriating confidential information about another company, in breach of his duty owed to the company on whose board he sat to hold confidential all material information obtained in his capacity as a director).

(9)  Rule 14e-3 under the Exchange Act.

4.                                       Possession v. Use

Unless the CCO, Fund counsel, or counsel to the Independent Trustees give you guidance to the contrary, you should assume that you may not trade while in possession of inside information even if you believe that the information has not influenced your decision (in other words, even if you would have traded without having the information).  The SEC has long argued that it is illegal for someone to trade while in possession of such information even if the trade is not made “on the basis of” the information (i.e., the information was not “used” for trading).  Thus, for example, under the SEC’s theory, if you have obtained inside information about a company after you already made a decision to buy its shares, you cannot trade.  In fact, you must immediately cancel any unexecuted purchase order that was placed before you acquired the information.

There have been several cases where courts have rejected the SEC’s theory that it is not necessary to prove that information was “used” in order to prove insider trading but only that the defendant was in possession of the information.  In SEC v. Adler, for example, the court required the SEC to show that the individual based his decision to trade on the information in question.(10)  Similarly, in U.S. v. Smith, the court held that the government must prove that “use” of the information was a “significant factor” in the decision to buy or sell to establish insider trading in a criminal case.(11)

It would be very risky to rely on these cases, because courts are willing to find that a “strong inference” of actual use of the material non-public information arises when an insider trades while in possession of this information.  Even if you had proof of a pre-existing plan to trade, the government could still attempt to show that material, non-public information was a “significant factor” as to the amount ultimately traded or the timing of the trade.

In an effort to remove ambiguity in this area, the SEC adopted Rule 10b5-1, which states the general principal that insider trading liability arises when a person trades while “aware” of material non-public information, with certain narrow exceptions.(12)  Examples of exceptions include entering into a binding contract to trade before coming into possession of inside information, previously instructing another person to execute a trade for your account, or adopting, and adhering to, a written plan specifying certain purchases or sales of particular securities.  The rule also provides an affirmative defense for purchases or sales that result from a written plan for trading securities that is designed to track or correspond to a market index, market segment or group of securities.

(10)  SEC v. Adler, 137 F.3d 1325 (11th Cir. 1998).

(11)  U.S. v. Smith, 155 F.3d 1051 (9th Cir. 1998).

(12)  Selective Disclosure and Insider Trading,  Securities Act Release No. 7881, Securities Exchange Act Release No. 43154, Investment Company Act Release No. 24599 (August 15, 2000.

5.                                       Selective Disclosure

Regulation FD prohibits selective disclosure of inside information by corporate insiders to securities analysis and major institutional shareholders before disclosing that inside information to the public.  In general, the regulation requires corporate issuers to disclose inside information simultaneously to market participants in a public filing, a press release or some combination of methods.  The regulation does not prohibit all one-on-one communications with analysts and market professionals and shareholders.  Regulation FD does not include a private right of action.

D.                                    Application of Insider Trading Rules to Mutual Funds

The rules discussed in this Policy Statement also apply to trading in shares of mutual funds.  For example, fund trustees could gain inside information concerning the mispricing of portfolio securities, or of impending settlements, that could affect a Fund’s net asset value.

In one case, the SEC alleged that a senior executive of a fund’s investment adviser redeemed shares of the fund based on inside information about a potential decline in value of the fund’s net asset value, resulting from an action taken by the valuation committee to lower the price of a security that was a significant holding of the fund.  The officer allegedly sold his fund shares before the fair valuation was reflected in the fund’s net asset value, based on this inside information, and tipped a family member who also sold some shares.(13)

III.                                 Penalties and Remedies

The penalties for unlawful trading while in possession of or communicating material, non-public information to others are severe, both for the individuals involved in such conduct, their employers, and “controlling persons” (i.e., persons who have the right to exercise control over the activities of others).  A person can be subject to some or all of the penalties listed below even if he or she does not personally benefit from the violation.  First time penalties include:

•                                          Civil injunctions;

•                                          Disgorgement of profits;

•                                          Civil penalties for the persons’ who committed the violation of up to $1 million or three times the amount of profit gained or loss avoided, whether or not the person actually benefited;

(13)   SEC v. Marquardt, SEC Litigation Release No. 21383 (January 10, 2010),available at http://www.sec.gov/litigation/litreleases/2010/lr21383.htm.

•                                          Civil penalties for the employer or other “controlling persons” of up to the greater of $2,500,000 or three times the amount of the profit gained or loss avoided; and

•                                          Criminal fines and jail sentences.

The Funds will not tolerate any illegal conduct by its Access Persons.  Moreover, if you violate these policies and procedures, you may be subject internal disciplinary action, up to and including, for example, censure, fine, suspension, restriction on activities, and immediate termination of your employment.

IV.                                 Identifying Inside Information

Before you buy or sell securities of a company about which you have potential inside information, including shares of the Funds, either in connection with your duties as an Access Person or for your own account, you must resolve the following issues:

•                                          Is the information material? Is this information that an investor would consider important in making his/her investment decisions?  Is this information that would substantially affect the market price of the securities if generally disclosed?

•                                          Is the information non-public? To whom has this information been provided?  Has the company released this information to shareholders?  Has the information been effectively communicated to the marketplace by filings with regulatory bodies, or publications of Dow Jones, Reuters, The Wall Street Journal or other financial media?

Examples of inside information related to shares of the Victory Funds.  In the course of your responsibilities to the Funds, you may become aware of material non-public information that would preclude you from trading in shares of the Funds.  This information may include, for example, among other things:

•                  Information that a Fund is about to participate in a settlement and receive an influx of cash that would affect its net asset value;

•                  Expected payment of a large dividend or distribution that would have a significant effect on the fund’s net asset value; and

•                  Non-public information about portfolio holdings that could affect the fund’s net asset value.

If you believe that information is material and non-public, or if you have any questions as to whether the information is material and non-public, you should:

•                                          Consult with the CCO (or designee), Fund counsel or counsel to the Independent Trustees;

•                                          refrain from purchasing or selling the securities in a personal securities transaction or on behalf of others, including VCM managed accounts, until further notice; and

•                                          refrain from communicating the information to anyone other than to the CCO (or designee), Fund counsel or counsel to the Independent Trustees, until further notice.

These restrictions do not apply to insightful analyses of available data or filings, observations or insights of economic trends or sales that are available but have been overlooked or misinterpreted by analysts.

If you are subject to an insider trading policy of VCM or Citi Fund Services (“Citi”), you will be deemed to have complied with the restrictions in this policy if you have complied with the VCM or Citi policy.

V.                                     Restricting Access to Material Non-Public Information

Access Persons may not communicate inside information to anyone, including persons within the Funds, except as provided above.  In addition, care should be taken so that such information is secure.  For example, files containing inside information should be sealed and access to computer files containing inside information should be restricted.

VI.                                 Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth above, you have any doubt as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures or as to the propriety of any action, you must discuss the issue with the CCO (or designee), Fund counsel or counsel to the Independent Trustees before trading on or communicating the information to anyone.

February 2009

Revised August 25, 2010

EXHIBIT B

THE VICTORY PORTFOLIOS

THE VICTORY VARIABLE INSURANCE FUNDS
THE VICTORY INSTITUTIONAL FUNDS

INITIAL ASSET CERTIFICATION OF ACCESS PERSONS

AS OF

Instructions

1.                                       You must file this report within 10 days after you become an Access Person.  The information must be current as of a date no more than 45 days before becoming an Access Person.

2.                                       You must list each Covered Security in which you may be deemed to have Beneficial Ownership, that you hold at the end of the date indicated above.  Use additional sheets if necessary.

3.                                       You must complete and sign this certification whether or not you or your broker sends statements directly to the VCM Compliance Officer.

4.                                      If you are a Trustee or Chief Compliance Officer who has not been employed by a Covered Service Provider within the Trust’s last two recently completed fiscal years, then you need not submit this report.

Name of Security(16)	Name of Broker, Dealer or Bank	No. of Shares or Principal Amount	Registration on Account	Nature of Interest

Certifications:                I hereby certify that:

1.                                       The securities listed above, or listed in the brokerage statements that I have provided, reflect all the Covered Securities in which I may be deemed to have Beneficial Ownership as of the date listed above.

2.                                       I have read the Code of Ethics and certify that I am in compliance with it.

3.                                       This report excludes transactions with respect to which I had no direct or indirect influence or control.

Disclaimer [Strike out if inapplicable]:  Information contained in this report is not an admission that I have or had any direct or beneficial ownership in the securities listed above.

Date:	Signature:
Name:

(16)  Including interest rate and maturity, if applicable.

Revised November 2011

EXHIBIT C

THE VICTORY PORTFOLIOS

THE VICTORY VARIABLE INSURANCE FUNDS

THE VICTORY INSTITUTIONAL FUNDS

SECURITY TRANSACTION REPORT

For The Calendar Quarter Ended

Instructions

1.                                       List all transactions in Covered Securities in any account in which you may be deemed to have a Beneficial Ownership.  Use additional sheets if necessary.

2.                                       If you effected no transactions in Covered Securities during the quarter, write “None” under the heading “Name of Security.”

3.                                       If transactions in Covered Securities are effected on your behalf during the quarter solely through a Managed Account, write “Managed Account” under the heading “Name of Security.”

4.                                      If you are a Trustee or Chief Compliance Officer, then you need only report transactions in Covered Securities when you knew at the time of the transaction or, in the ordinary course of fulfilling your duties as a Trustee or Chief Compliance Officer, you should have known, that during the 15-day period immediately preceding or after the date of the transaction, such security is or was purchased or sold, or was considered for purchase or sale, by the Funds.

5.                                       If you submit copies of your monthly brokerage statements to the VCM Compliance Officer, and those monthly brokerage statements disclose the required information with respect to all Covered Securities in which you may be deemed to have Beneficial Ownership, you need not file this form unless you established a new brokerage account during the quarter.

6.                                       For each account that you established during the previous quarter that held securities for your direct or indirect benefit, state the name of the broker, dealer or bank with whom you established the account, the account number and the date you established the account.

7.                                       Use additional sheets if necessary.

Name of Security(17)	Date of Transaction	Purchase/ Sale	No. of Shares or Principal Amount	Price	Broker, Dealer or Other Party Through Whom Transaction Was Made

During the previous quarter, I established the following accounts with a broker, dealer or bank:

Broker, Dealer or Bank	Account Number	Date Established

Certifications:                I hereby certify that:

1.                                       The information provided above is correct.

2.                                       This report excludes transactions with respect to which I had no direct or indirect influence or control.

Disclaimer [Strike out if inapplicable]:  Information contained in this report is not an admission that I have or had any direct or beneficial ownership in the securities listed above.

Date:	Signature:
Name:

(17)  Including interest rate and maturity, if applicable.

Revised November 2011

EXHIBIT D

THE VICTORY PORTFOLIOS

THE VICTORY VARIABLE INSURANCE FUNDS

THE VICTORY INSTITUTIONAL FUNDS

ANNUAL ASSET CERTIFICATION OF ACCESS PERSONS

For the Year Ended

Instructions

1.                                       You must list each Covered Security in which you may be deemed to have direct or indirect Beneficial Ownership, that you hold at the end of the year indicated above.  Use additional sheets if necessary.

2.                                       Write “none” if you did not hold any Covered Securities at year end.

3.                                       You must complete and sign this form for annual certification whether or not you or your broker sends statements directly to the VCM Compliance Officer.

4.                                       You must submit this form no later than January 30,           .

5.                                      If you are a Trustee or Chief Compliance Officer who has not been employed by a Covered Service Provider within the Trust’s last two recently completed fiscal years, then you need not submit this report.

Name of Security(18)	No. of Shares or Principal Amount	Registration on Security or Account	Nature of Interest	Broker, Dealer or Bank

Certifications:  I hereby certify that:

1.                                       The securities listed above, or listed in the brokerage statements that I have provided, reflect all the Covered Securities in which I may be deemed to have Beneficial Ownership at the end of the period.

2.                                       I have read the Code of Ethics and certify that I am in compliance with it.

3.                                       This report excludes transactions with respect to which I had no direct or indirect influence or control.

Disclaimer [Strike out if inapplicable]:  Information contained in this report is not an admission that I have or had any direct or beneficial ownership in the securities listed above.

Date:	Signature:
Name:

(18)  Including interest rate and maturity, if applicable.

Revised November 2011